EXHIBIT 10.75





                                               March 15, 1999

Mr. David E. Schreibman
c/o Specialty Foods Corporation
520 Lake Cook Road, Suite 550
Deerfield, IL 60015

Dear David:

          Mother's Cake & Cookie Co. (the "Company") is pleased to inform you that you are eligible to receive the bonus payments specified in this letter upon a sale occurring prior to December 31, 2000 (the "Sale") of the stock or substantially all of the assets of the Company to a purchaser, subject to the terms and conditions set forth below:

          1. Bonus and Payment Related to Purchase Price. Subject to the provisions of Section 2, you are eligible to receive a one-time bonus (the "Sale Bonus") in an amount equal to 0.05% of the Purchase Consideration. For purposes of this Agreement, "Purchase Consideration" shall mean the aggregate net cash proceeds received by the Company or Specialty Foods Corporation ("SFC") (after deducting all fees and expenses incurred by the Company, SFC and/or their respective affiliates) in connection with the Sale. By way of example, if the Purchase Consideration equaled $300,000,000, your Sale Bonus would be $150,000. The Sale Bonus shall be paid to you within three (3) months of the completion of the Sale.

          2. Conditions. The payment of all or any part of the Sale Bonus potentially payable to you hereunder is expressly conditioned upon the satisfaction of the following conditions:

          (a) Your continued employment with the Company or SFC through the date the Sale is completed;

          (b) The absence of any material deficiencies in the performance of your duties and cooperation during the Sale process as determined by the SFC Board of Directors in its sole discretion. The factors considered in assessing whether your performance and cooperation in the Sale process have been materially deficient include (i) your continued focus on your regular job responsibilities, (ii) your maintenance of the confidentiality of non-public information, and (iii) your positive attitude and cooperativeness;

          (c) Your continued employment with the Company (or its successor) or SFC until three (3) months after the date the Sale is completed, unless you are terminated after the Sale for other than Cause;

          (d) Your execution and delivery of agreements prepared by SFC waiving all claims which you have had or may have against the Company, SFC and/or their respective affiliates other than any rights granted to you pursuant to any annual bonus plan, long-term incentive plan, stock option plan, deferred bonus plan, written employment contract, written severance agreement or other formal written compensation plan between you and the Company, SFC and/or their respective affiliates; and

          (e) The closing of the Sale being consummated by December 31, 2000.

          For purposes of this Agreement, "Cause" shall mean (i) your continued failure to substantially perform your employment duties (other than as a result of incapacity due to physical or mental disability), (ii) your gross negligence or dishonesty,
(iii) your violation of any reasonable rule or regulation of the Company or SFC after written notice; or (iv) your arrest or conviction for the commission of any felony or other crime involving dishonesty or moral turpitude.

          3. Continued Employment. This Agreement is not a contract of employment. Nothing expressed or implied in this Agreement shall create any right or duty of your continued employment by the Company (or its successor) or SFC. The Company and SFC reserve all rights to cause your employment to be terminated at any time with or without cause.

          4. Unfunded Plan. The Company's obligations under this Agreement shall be unfunded. Neither the Company, SFC nor any of their subsidiaries shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Agreement.

          5. Successors Bound. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the successors of the Company.

          6. Assignment. You shall not assign any rights or benefits granted to you by the terms of this Agreement or encumber in any way your interests herein; provided, however, that in the event of your death, any payments then due and owing will be made when due to the legal representative of your estate.

          7. Notices and Other Documents. All payments, requests, notices and the like may be made to you by mailing the same to you at the address set forth below or at such other address as you may file in writing with the Company for that purpose. Notices, requests and the like sent by you to the Company shall be sufficient if mailed to Mother's Cake & Cookie Co., 810 81st Avenue, Oakland, CA 94621, Attention: Vice President - Human Resources, with a copy to Specialty Foods Corporation, 520 Lake Cook Road, Suite 550, Deerfield, IL 60015,
Attention: Chief Financial Officer, or to such other address as the Company may furnish to you for this purpose from time to time in writing.

          8. Employment Taxes. All payments made under this Agreement shall be subject to withholding tax, other employment taxes and other withholds and deductions as required by applicable law or regulation, as in effect from time to time.

          9. Effect of Agreement. This Agreement shall have a term expiring on December 31, 2000, at which time it shall expire and be of no further force or effect, except to the extent that rights of payment have accrued to you hereunder prior to such date. Notwithstanding the foregoing, you shall only have the right to collect the amounts hereunder on one occasion in connection with the Sale of the stock or substantially all the assets of the Company while the Company is owned by SFC. Once such a Sale occurs, you shall have no further right to collect additional amounts hereunder upon any subsequent sale.

          10. Governing Law/Jurisdiction. The substantive law (and not the law of conflicts) of the State of Illinois will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. The parties hereby waive their rights to request or demand a trial by jury in the event controversy arises under this Agreement.

          11. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any illegal representation, promise or inducement not so set forth.

          If the foregoing correctly sets forth your understanding of the Agreement between us, please sign both copies of this Agreement in the place indicated below and return one copy to us.


                                   Very truly yours,

                                   Mother's Cake & Cookie Co.

                                   By:  /s/ Lawrence S. Benjamin
                                   Name:    Lawrence S. Benjamin
                                   Title:   Vice President

Agreed to this ___ day of March, 1999


  /s/ David E. Schreibman
Name: David E. Schreibman
Address:_______________________
_______________________________
_______________________________